Exhibit 8.1

Intelsat Intermediate Holding Company, Ltd. Intelsat, Ltd. 90 Pitts Bay Road Hamilton HM 08 Bermuda	e-mail: adfagundo@applebyglobal.com direct dial: Tel 441 298 3549 Fax 441 298 3461 your ref: appleby ref: ADF/fm/129724.4

Dear Sirs	31 July 2006

Intelsat Intermediate Holding Company, Ltd. (the “Company”), Intelsat, Ltd. (the “Co-Obligor” and together with the Company, the “Issuers”) and Intelsat (Bermuda), Ltd. (the “Guarantor”)

The Issuers have requested that we provide this opinion in connection with the registration of up to US$478,700,000 of 9 1/4% Senior Discount Notes due 2015 (the “New Notes”) and the guarantee related thereto (the “New Guarantee”) of the Guarantor, such New Notes to be issued in exchange for an equal principal amount of the Issuers’ outstanding 9 1/4% Senior Discount Notes due 2015 (the “Existing Notes”) and the existing guarantee related thereto pursuant to the terms of the Indenture, the Registration Rights Agreement, the Offering Memorandum and the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion.

Assumptions

In stating our opinion we have assumed:

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(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents;

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete; and

(f)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of any of the Company, the Co-Obligor or the Guarantor respectively in meetings which were duly convened and at which a duly constituted quorum was present and voting through or adopted by all the Directors of the Company, the Co-Obligor or the Guarantor respectively as unanimous written resolutions of the respective Boards of those companies and that there is no matter affecting the authority of the Directors to issue the New Notes by the Boards of the Company or the Co-Obligor or to grant the New Guarantee by the Board of the Guarantor, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.

Each of the Company, the Co-Obligor and the Guarantor has received an assurance from the Ministry of Finance of Bermuda granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or

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appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to it. There are, except as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the issue of the New Notes and none of the Company, the Co-Obligor or the Guarantor is required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make in respect of the New Notes.

2.	The statements in the Registration Statement, as referred to in the section entitled “Taxation” under the sub-heading “Bermuda” insofar as they purport to describe the provisions of the laws of Bermuda referred to therein, are accurate and correct in all material respects.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

Disclosure

This opinion has been prepared for your use in connection with the Registration Statement. For this purpose, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert”

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within the meaning of the Securities Act of 1933, as amended. Further, this opinion speaks as of its date.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

Appleby Spurling Hunter

31 July 2006

SCHEDULE

1.	A copy of the executed Indenture dated as of 11 February 2005 among Zeus Special Subsidiary Limited as Issuer, Intelsat, Ltd., as Co-Obligor and Wells Fargo Bank, National Association, as Trustee (“Wells Fargo”) as amended by the Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture (the “Indenture”).

2.	A copy of the executed supplemental indenture dated as of 3 March 2005 among Intelsat, Ltd., as Co-Obligor, Intelsat (Bermuda), Ltd., as Successor and Wells Fargo, as Trustee (the “Supplemental Indenture”).

3.	A copy of the executed second supplemental indenture dated as of 3 July 2006 among Intelsat (Bermuda), Ltd., as Issuer, Intelsat Intermediate Holding Company, Ltd., as Successor, Intelsat, Ltd., as Co-Obligor and Wells Fargo, as Trustee (the “Second Supplemental Indenture”).

4.	A copy of the executed third supplemental indenture dated as of 3 July 2006 among Intelsat (Bermuda), Ltd., as New Guarantor, Intelsat Intermediate Holding Company, Ltd., as Issuer, Intelsat, Ltd., as Co-Obligor and Wells Fargo, as Trustee (the “Third Supplemental Indenture”).

5.	A copy of the executed Assignment and Assumption Agreement made as of 3 July 2006 by and among Intelsat (Bermuda), Ltd., as Transferor and Intelsat Intermediate Holding Company, Ltd., as Transferee.

6.	A copy of the executed Registration Rights Agreement dated as of 11 February 2005, among Zeus Special Subsidiary Limited, Intelsat, Ltd. and Deutsche Bank Securities Inc. (the “Registration Rights Agreement”).

7.	A copy of the Offering Memorandum, issued by Zeus Special Subsidiary Limited dated 3 February 2005 issued in connection with the offering of the Existing Notes (the “Offering Memorandum”).

8.	A copy of the Registration Statement on Form S-4 to be issued by the Company in connection with the issues of the New Notes and the New Guarantee as received from Eric Boone at Milbank on 24 July 2006 at 8:04 pm (Bermuda time) (the “Registration Statement”).

9.	A copy of the form of the New Notes as set out in Exhibit B to the Indenture.

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10.	A copy of the unanimous written resolutions of the Board of Directors of Zeus Special Subsidiary Limited adopted 10 February 2005.

11.	A copy of an extract of the minutes of the meetings of the Board of Directors of Intelsat Intermediate Holding Company, Ltd. held on 29 June 2006 and 16 June 2006.

12.	A copy of an extract of the minutes of the meetings of the Board of Directors of Intelsat (Bermuda), Ltd. held on 29 June 2006, 16 June 2006 and 2 March 2005.

13.	A copy of the unanimous written resolutions of the Board of Directors of Intelsat, Ltd. adopted 10 February 2005 and a copy of an extract of the minutes of the meetings of the Board of Directors of Intelsat, Ltd. held on 2 March 2005 and 29 June 2006.

(items 10, 11, 12 and 13 are collectively referred as the “Resolutions”)